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EXHIBIT 11


COMPUTATION OF NET EARNINGS AND SHARES
USED IN ARRIVING AT NET EARNINGS PER SHARE
THREE AND SIX MONTHS ENDED DECEMBER 31, 1996
--------------------------------------------


                                                         Primary and Fully Diluted
                                                         -------------------------

                                                     Three Months Ended    Six Months Ended
                                                     December 31, 1996    December 31, 1996
                                                     ------------------   ------------------
 Earnings:
 ---------

 Net earnings                                                  $956,677            2,009,539

 Less:  Dividends on preferred stock                               --                   --
                                                     ------------------   ------------------

 Net earnings applicable to common stock                       $956,677            2,009,539
                                                     ==================   ==================

 Computation of weighted number of
 shares outstanding:
 ---------------------------------

 Shares outstanding on a diluted basis
                                                              5,455,300            5,455,300
                                                     ==================   ==================